EXHIBIT 99.01


FOR IMMEDIATE RELEASE                                         CONTACT PERSON(S):
                                                              W. Garth Sprecher
                                                              (717) 738-8304


                 D&E COMMUNICATIONS, INC. COMPLETES THE SALE OF
                            ITS HUNGARIAN INVESTMENT

Ephrata, PA, December 16, 1999 -- PenneCom B.V., a provider of local exchange telephone, cable television and data transmission services in Central Europe, announced today that it has completed the sale of its Hungarian operations known as Monor Telephone Company (MTT) to United Pan-Europe Communications, N.V.
(UPC). D&E Communications (NASDAQ:DECC) holds a one-third ownership in PenneCom.

UPC acquired PenneCom's 48.3% interest in Hungarian-based MTT for $45 million. The transaction, which was subject to customary closing conditions, was completed on December 14, 1999. D&E's initial investment in MTT was approximately $6 million. MTT owns licenses to provide local exchange and cable television services in the Monor region of Hungary.

G. William Ruhl, Senior Vice President for D&E Communications noted, "D&E has profited significantly from its investment in Hungary and is pleased to have provided telephone service to the residents of the Monor region. Today, nearly 80% of homes have telephone service, up from 5% of homes six years ago. We wish our many friends in the region continued success and are pleased to have played a role in the evolving emergence of their economy. We will use the return from our Hungarian investment to help finance other growth opportunities for the company."

D&E Communications, Inc., is a full-service telecommunications company based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E Communications offers both local and long distance service, wireless PCS service, Internet service, paging, voice, data and video communications equipment, and computer networking services.

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